Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 27, 2020 relating to the financial statements of Southern California Gas Company and the effectiveness of Southern California Gas Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Southern California Gas Company for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in the Prospectus which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

San Diego, California

April 21, 2020